EXHIBIT 10.5.11

Cosi, Inc.

Employment Agreement

     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 9th day of May, 2005 (the “Effective Date”), by and between Cosi, Inc., a Delaware corporation (“Cosi”), and Kevin Armstrong (“Mr. Armstrong”).

     Cosi and Mr. Armstrong wish to confirm the terms and conditions upon which Mr. Armstrong agrees to continue to provide services to Cosi as its Chief Executive Officer and President.

     Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Cosi and Mr. Armstrong hereby agree as follows:

     1. Duties.

     (a) CEO and President. Cosi hereby agrees to continue to employ Mr. Armstrong as its Chief Executive Officer (“CEO”) and President, and Mr. Armstrong hereby accepts such continued employment and agrees to carry out such duties as shall be reasonably requested of him from time to time by the Executive Chairman and the Board of Directors of Cosi (the “Board”), for a term (the “Term”), commencing on the date hereof and continuing until terminated pursuant to Section 12 below.

     (b) Board of Directors. Mr. Armstrong has been elected to the Board and will continue to serve until his earlier resignation or removal.

     2. Commitment. During the Term, Mr. Armstrong shall devote his full business time and best efforts to his duties as CEO and President and the affairs of Cosi.

     3. Compensation. In consideration of the performance by Mr. Armstrong of his duties hereunder, Cosi shall pay or provide to Mr. Armstrong the following compensation (along with the benefits set forth in Section 4 below), which Mr. Armstrong agrees to accept in full satisfaction for his services:

     (a) Annual Base Salary. Cosi shall pay to Mr. Armstrong, retroactively effective as of January 4, 2005, an annual base salary in the gross amount of Three Hundred Fifty Thousand Dollars ($350,000), payable in bi-weekly installments of Thirteen Thousand Four Hundred Sixty-One Dollars and 54/100 ($13,461.54) and net of applicable payroll and withholding taxes in accordance with Cosi’s regular payroll practices. Mr. Armstrong’s annual base salary shall be subject to periodic review and adjustment based upon Cosi’s performance and industry practices.

     (b) Annual Bonus. Cosi shall pay to Mr. Armstrong an annual bonus, payable upon achievement of goals agreed upon by Mr. Armstrong and the Compensation Committee of the Board, and targeted at 100% of Mr. Armstrong’s annual base salary, as from time to time in effect.

     (c) Initial Restricted Stock. Cosi shall grant to Mr. Armstrong 300,000 shares of Cosi’s authorized but unissued common stock, $0.01 par value, (the “Initial Restricted Stock”), pursuant to the Cosi, Inc. 2005 Long-Term Incentive Plan (“LTIP”). The grant of Initial Restricted Stock shall be awarded to Mr. Armstrong on May 9, 2005, pursuant to the LTIP, subject to the terms and conditions of Section 7 of this Agreement and further subject to any additional terms and conditions prescribed by the Compensation Committee in the Initial Restricted Stock Award Agreement.

     (d) Additional Restricted Stock. Mr. Armstrong shall be eligible to receive grants up to, in the aggregate, an additional 800,000 shares of Cosi’s authorized but unissued common stock, $0.01 par value (the “Additional Restricted Stock”), pursuant to the LTIP and in accordance with the terms and conditions prescribed by the Compensation Committee. Such grant of Additional Restricted Stock shall be awarded to Mr. Armstrong over fiscal years 2006, 2007, 2008 and 2009, pursuant to the LTIP, subject to the terms and conditions of Section 7 of this Agreement and further subject to any additional terms and conditions prescribed by the Compensation Committee in the Additional Restricted Stock Award Agreement.

     (e) Expenses. Cosi shall pay directly or reimburse Mr. Armstrong for all reasonable out-of-pocket expenses incurred by Mr. Armstrong in connection with his performance of services hereunder, provided that all such expenses are properly documented in accordance with policies adopted from time to time by Cosi.

     (f) Other Compensation. Cosi shall pay to Mr. Armstrong such other compensation as may be approved from time to time by the Board.

     4. Employee Benefits. During the Term, Mr. Armstrong shall be entitled to the following benefits:

     (a) Healthcare and Insurance. Mr. Armstrong shall be entitled to participate in any employee benefit plan program or arrangement of Cosi generally made available to executives of Cosi, including medical, dental, vision, life, accidental death and dismemberment, and long-term disability insurance, on the same basis as other Cosi executive employees are entitled to participate. Cosi shall pay 100% of the single and Child/Spouse/Family healthcare costs. Participation in, and the terms of, Cosi’s healthcare plan are subject to change without notice.

     If at any time during Mr. Armstrong’s employment or during any period of time in which he is receiving benefits under any such policy, Cosi’s long-term disability insurance shall terminate or any reason whatsoever, prior to any such termination Cosi shall obtain and thereafter maintain a long-term disability insurance policy providing at least the same or substantially the same benefits to Mr. Armstrong during the remaining term of his employment or during any period of time in which he is eligible to continue receiving such benefits, as the case may be.

     (b) 401(k) Retirement Plan. Mr. Armstrong shall be entitled to participate in Cosi’s 401(k) retirement plan. Cosi will match Mr. Armstrong’s contributions at 25% up to 4% of Mr. Armstrong’s annual base salary.

     (c) Vacation. Mr. Armstrong shall be entitled to up to four (4) weeks paid vacation per annum, in accordance with Cosi’s salaried partner vacation policy.

     (d) Equipment. Cosi shall provide to Mr. Armstrong a cell phone, a laptop computer and a blackberry, at Cosi’s cost and expense. Upon termination of Mr. Armstrong’s employment, Cosi shall transfer such equipment to Mr. Armstrong for his personal use, after which time such use shall be at his cost and expense.

     5. Treatment of Stock Options or Awards. Any options and awards to purchase Cosi common stock granted to Mr. Armstrong in connection with his employment with Cosi prior to the Effective Date shall remain in full force and effect pursuant to their terms. Such options and awards, and any other options and awards granted to Mr. Armstrong, shall vest and become immediately exercisable in full upon a Change of Control (as defined in Section 13 below).

     6. Investment Representations. Mr. Armstrong hereby acknowledges and agrees with Cosi as follows:

     (a) The Initial Restricted Stock and the Additional Restricted Stock (collectively, the “Shares”) have not been registered under the Securities Act of 1933, as amended from time to time (the “Act”) or any state securities laws, in reliance on his representation, hereby confirmed by him, that he is acquiring the Shares for investment and not with any view towards the distribution thereof. He further acknowledges that any resale of the Shares is subject to compliance with the registration requirements of the Act or with an applicable exemption with the ownership of Shares.

     (b) Mr. Armstrong is an “accredited investor” as defined in Regulation D under the Act and is personally experienced and sophisticated in financial and investment matters and is able to assess the risks and rewards associated with the ownership of Shares.

     7. Vesting; Repurchase; Repayment; Voting; and Legends.

     (a) Vesting of Shares. Mr. Armstrong’s rights to the Shares shall vest in accordance with the following provisions of this Section 7:

     (i) Twenty percent (20%) of the Initial Restricted Stock shall be fully vested upon grant on May 9, 2005.

     (ii) So long as this Agreement then remains in effect, on each of May 9, 2006, May 9, 2007, May 9, 2008, and May 9, 2009, an additional twenty percent (20%) of the Initial Restricted Stock shall become fully vested on each such date.

     (iii) The Additional Restricted Stock shall vest in accordance with the vesting schedule prescribed by the Compensation Committee in connection with such grant.

     (iii) All Shares not yet vested shall become fully vested upon the earlier to occur of: (A) the termination of this Agreement by Cosi without Cause (as defined in Section 12(a) below) and (B) upon a Change in Control.

     (iv) In the event Mr. Armstrong’s employment and this Agreement are voluntarily terminated by him or are terminated by Cosi for Cause, all granted but unvested Shares shall be forfeited.

     (b) Repurchase of Shares on Death or Disability. In the event Mr. Armstrong’s employment and this Agreement are terminated by reason of Mr. Armstrong’s death or Total Disability, Cosi shall have the right, but not the obligation, to repurchase at any time within ninety (90) days after the effective date of such termination, all of the Shares. The purchase price shall be the then-current fair market value of such Shares being repurchased.

     (c) Repayment of Advance Tax Payments Upon Termination Without Cause. In the event Mr. Armstrong’s employment and this Agreement are terminated by Cosi without Cause (other than upon his death or Total Disability), if Mr. Armstrong has made payments of tax in advance of full vesting pursuant to an 83b (or similar tax election) (“Advance Taxes”), Cosi shall reimburse him (or his estate, as the case may be) for the amount of Advance Taxes paid with respect to the Shares remaining unvested at the date of such termination to the extent such Advance Taxes are non-refundable by the Internal Revenue Service or any other applicable taxing authority.

     (d) Non-Transferability. Mr. Armstrong shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, Shares which have not vested pursuant to this Agreement. Any such purported transfer will be void and of no force or effect.

     (e) Dividend and Voting Rights. Subject to the restrictions contained in this Agreement, Mr. Armstrong shall have the rights of a stockholder: (i) with respect to the Initial Restricted Stock, including the right to vote with respect to all the Initial Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after May 9, 2005, and (ii) with respect to the Additional Restricted Stock, including the right to vote with respect to all the Additional Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date of grant of such Additional Restricted Stock. In the event of forfeiture of the Shares, Mr. Armstrong shall have no further rights with respect to the Shares. However, the forfeiture of the Shares shall not create any obligation to repay dividends received as to the Shares, nor shall such forfeiture invalidate any votes given by Mr. Armstrong with respect to the Shares prior to forfeiture.

     (f) Legend. All certificates representing the Shares shall have endorsed thereon the following legends:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER STATE OR U.S. FEDERAL SECURITY LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE DISTRIBUTED OR TRANSFERRED, NOR MAY THESE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

     THESE SHARES ARE SUBJECT TO AN EMPLOYMENT AGREEMENT DATED AS OF May 9, 2005, BY AND BETWEEN COSI, INC., AND MR. ARMSTRONG.

     8. Confidential Information. Mr. Armstrong acknowledges and agrees that during his employment with Cosi and following the termination of his employment for any reason, he will not at any time divulge any trade secrets or other confidential information pertaining to the business of Cosi. The term “confidential information” as used in this Agreement shall mean any trade secret, confidential or proprietary information of Cosi or its affiliates, other than that which has become generally known to the public other than through an act of Mr. Armstrong in breach of this Section 8. The term “trade secrets” as used in this Agreement shall mean information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a recipe, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

     (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and

     (b) is the subject of reasonable efforts by Cosi to maintain its secrecy.

     9. Non-Competition. Mr. Armstrong covenants and agrees that during his employment with Cosi and for twelve (12) months following the termination of his employment for any reason, he shall not directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other person, firm or corporation, engage in any restaurant, bar, coffee shop or similar business establishment in which a majority of revenues are derived from retail sales of sandwiches, coffee and/or coffee-based drinks and other non-alcoholic beverages or which otherwise is or intends to become a direct competitor of Cosi (any of the foregoing, a “Competitive Business”), within the continental United States. Notwithstanding the foregoing in this Section 9, ownership by Mr. Armstrong of an interest in Cosi or any licensed franchisee of Cosi shall not be deemed to be a violation of this Section 9.

     10. Non-Solicitation of Employees. Mr. Armstrong covenants and agrees that during his employment with Cosi and for twelve (12) months following the termination of his employment for any reason, he shall not on his own behalf or on behalf of any other person, firm, partnership, association, corporation or business organization, entity or enterprise call on, solicit or attempt to induce any other officer or employee of Cosi or its affiliates or licensed franchisees to terminate his or her employment with Cosi or its affiliates or licensed franchisees and shall not assist any other person or entity in such a solicitation unless such employee is first terminated by Cosi.

     11. Specific Enforcement; Survival; Remedies Cumulative. Mr. Armstrong expressly recognizes that any breach of Sections 8, 9 or 10 of this Agreement by him is likely to result in irreparable injury to Cosi and agrees that Cosi shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by Mr. Armstrong; and, to enjoin Mr. Armstrong from activities in violation of this Agreement. Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 8, 9, 10, and 11 hereof shall survive the termination of this Agreement. All rights and remedies are cumulative, and Cosi’s rights under this Section 11 shall be in addition to, and not in lieu of, any other rights and remedies Cosi may have at law or in equity.

     12. Termination. Subject to the terms and conditions of this Agreement, this Agreement and Mr. Armstrong’s employment with Cosi may be terminated by either party upon 30 days’ written notice, provided that Cosi may terminate this Agreement and Mr. Armstrong’s employment immediately upon notice to Mr. Armstrong for Cause (as hereinafter defined). This Agreement and Mr. Armstrong’s employment shall also terminate immediately upon Mr. Armstrong’s death or Total Disability (as hereinafter defined), in any such case on the terms and subject to the conditions of this Agreement.

     (a) Definition of Cause. The term “Cause” shall mean only one or more of the following:

     (i) Mr. Armstrong shall be convicted of, or plead guilty or nolo contende to, a felony;

     (ii) Mr. Armstrong shall willfully neglect or fail to perform the services required to be provided under this Agreement following written notice from the Board specifying such neglect and a reasonable opportunity to cure such neglect or failure; and

     (iii) Mr. Armstrong shall commit any fraud, embezzlement or other material act or intentional dishonesty against Cosi, or shall attempt to profit from any transaction in which Cosi is a participant and in which Mr. Armstrong has an undisclosed interest adverse to Cosi.

     (b) Definition of Total Disability. The term “Total Disability” shall mean Mr. Armstrong’s physical or mental disability such that Mr. Armstrong is and has been continuously for at least six (6) months unable to perform the services required to be provided under this Agreement, and Mr. Armstrong is determined to be eligible for long-term disability benefits under the long-term disability benefits plan of Cosi in effect from time to time.

     (c) Cosi’s Obligations Upon Termination.

     (i) Involuntary Termination Other than by Cosi for Cause. In the event this Agreement and Mr. Armstrong’s employment with Cosi are involuntarily terminated for any reason (including, without limitation, by his death or Total Disability) other than by Cosi for Cause, Cosi shall pay to him his base salary, bonuses and benefits that are payable through the effective date of termination (“Accrued Benefits”) and twelve (12) months severance according to the Cosi Severance Policy. Any Cosi options and awards to purchase Cosi common stock granted to Mr. Armstrong in connection with his employment with Cosi, whether granted before or after the Effective Date, shall become 100% vested and exercisable and shall not be subject to any accelerated exercise requirements or early termination provisions applicable thereto and instead shall be exercisable through the fifth anniversary of the effective date of such termination.

     In addition, the terms of Sections 7(a)(iv) and 7(b) shall apply with respect to the Shares.

     (ii) Voluntary Termination or Termination by Cosi for Cause. In the event this Agreement and Mr. Armstrong’s employment with Cosi are voluntarily terminated by Mr. Armstrong or are involuntarily terminated by Cosi for Cause, Cosi shall pay to him his Accrued Benefits. In such event, any Cosi options and awards to purchase Cosi common stock granted to Mr. Armstrong in connection with his employment with Cosi, whether granted before or after the Effective Date, shall expire in accordance with the terms and conditions of the applicable plan and agreement pursuant to which such options and awards were granted. In addition, the terms of Section 7(a)(v) shall apply with respect to the Shares.

     13. Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the date on which the earlier of the following events occur: (a) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 50% of the outstanding capital stock of Cosi entitled to vote for the election of directors (“Voting Stock”); (b) the merger or consolidation of Cosi with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Cosi immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity; (c) the sale or transfer of all or substantially all of the property of Cosi other than to an entity of which Cosi owns at least 80% of the Voting Stock; or (d) during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso. A Change in Control shall not include any acquisition in which Mr. Armstrong is a member of the acquiring group or an officer or owner of the acquiring entity.

     14. No Assignment. Neither party may assign or delegate any of its or obligations hereunder, without the prior written consent of the other party, which consent may be withheld by the other party in its or his sole discretion.

     15. Entire Agreement; Modification. This instrument contains the entire agreement of Cosi and Mr. Armstrong with respect to the subject matter contained herein, and all promises, representations, understandings, arrangements and prior agreements with respect to such subject matter are merged herein and superseded hereby, including, without limitation, the offer letter between Cosi and Mr. Armstrong dated as of July 3, 2003. This Agreement may be altered or amended or superseded only by an agreement in writing, signed by both parties or by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

     16. Severability. Mr. Armstrong and Cosi hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable as to the balance thereof.

     17. Binding Effect; Benefit. This Agreement shall be binding upon and shall inure to the benefit of Mr. Armstrong and his administrators, executors, heirs and permitted assigns, and Cosi and its successors and permitted assigns.

     18. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

To Mr. Armstrong:	To Cosi:
Cosi, Inc.	Cosi, Inc.
1751 Lake Cook Road, 6th Floor	1751 Lake Cook Road, 6th Floor
Deerfield, Illinois 60015	Deerfield, Illinois 60015
Attn: Mr. Kevin Armstrong	Attn: General Counsel

With a copy to:
Mr. Kevin Armstrong
216 N. 4th Street
Delavan, Wisconsin 53115

or to such other address as a party hereto may designate to the other in writing in accordance herewith. Notices are effective upon actual receipt.

     19. Withholding. All amounts payable under this Agreement shall be subject to applicable employee withholding taxes.

     20. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered and have the force and effect of an original, but all of which taken together shall constitute one and the same instrument.

     21. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     IN WITNESS WHEREOF, Cosi has caused this Agreement to be duly executed on its behalf and Mr. Armstrong has hereunder set his hand, all as of the date first above written.

COSI, INC

By:	/s/ KEVIN ARMSTRONG	By:	/s/ WILLIAM D. FORREST

	Kevin Armstrong		William D. Forrest
Title: Chairman of the Board